UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 9, 2013

Resolute Oncology Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-166848	27-0535237
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

1200 Route 22 East, Suite 2000
Bridgewater, New Jersey		08807
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		(908) 253-3590

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 9, 2013, we entered into binding term sheet with Update Pharma Inc. for a possible merger. The new agreed has Resolute Oncology Inc. continue to operate as Resolute Oncology Inc. and will survive as the sole entity. Upon the merger , Resolute will own 30% percent of the entity with Update owning 70% of the surviving company. REON will appoint two board members with Update appointing three members. Due diligence and the resolution of certain conditions from both sides must be met and a definitive agreement between the parties will consummate the merger.

The company believes the two entity doing business under the name of Resolute Oncology Inc. will be comprised of its line up of generic oncology products, its in house sales force with accounts in Europe and the now a proprietary drug. This merger has the capability to development of its lead compound UPI- 928 for the treatment of acute myeloid leukemia, recurrent breast cancer and other indications. Resolute Oncology continues to expand its line up and to execute with leader in the field of oncology.  The agent development of UPI-928 was developed in the 1980’s by Lederie Laboratory and has been through phase 1, 2 and 3 had 33 clinical trial at the National Cancer Institute. Update Pharma is filing for this intellectual property and intend to use existing regulatory mechanisms to accelerate the development process based upon the extensive body of historical data. This will become part of the new REON co.

Pursuant to the agreement with Update Pharma and with in the 30 days of the date hereof, and subject to: (i) the satisfactory completion of due diligence by the Company and Resolute, (ii) the cancellation of the Sorby shares, (iii) the re-allocation of specific other unrestricted shares, (iv) conversion of existing Notes Payable, (v) resolution of other outstanding obligations ,(vi) resolution of other outstanding  legal and accounting issues, including, but not limited to, resolution of outstanding SEC comments and possible derivative accounting of several notes payable issued in 2013 and (vii) securing financing per the Financing section below,  the Company shall enter into a merger or share exchange (“Merger”) transaction with Resolute, and at the closing of such Merger (“Closing”), the shareholders of the Company shall exchange all issued and outstanding shares of the Company’s stock for 70 (seventy) % of the then fully-diluted issued and outstanding shares of Common Stock of Resolute, in a transaction exempt from registration under the Securities Act of 1933. All existing shareholder will be reduced by 70% in a reverse merger and new shares will be issued to Update Pharma. Upon merger Update willtransfer to Resolute Oncology Inc. all indefinite, exclusive license to the rights of the intellectual property and patents to UPI-928.

Management

William Garner will join the Board of Directors, John Rothman and Sean Maenpaa shall be engaged by Resolute as CEO and Chief Commercial Officer respectively.  Their employment will be for a minimum of 2 years, the details to be defined in an Employment Agreement for each and included in the definitive merger documentation.

Resolute Oncology Board of Director

After closing, the Board of Resolute shall consist of five directors, three to be appointed by Dr. Garner and two by the current CEO of Resolute. Dr. Garner shall perform certain management responsibilities for Resolute to be determined in the definitive merger documentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE ONCOLOGY INC.
Registrant

Dated: September 10, 2013	By:	/s/ Blair Sorby
Blair Sorby, CEO

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